Exhibit 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 2, 2026, relating to the financial statements of Insighta Holdings Limited for the year ended December 31, 2025, appearing on Form 20-F/A of Prenetics Global Limited for the years ended December 31, 2025.

/s/ Deloitte Touche Tohmatsu
Hong Kong, People's Republic of China
August 21, 2026